Exhibit 99.1

TOM BROWN, INC. ANNOUNCES YEAR-END RESERVES AND
OPERATIONS UPDATE; PROVED RESERVES INCREASE BY 52%

DENVER, February 12, 2004  -  Tom Brown, Inc. (NYSE:  TBI) reported year-end proved reserves of 1,137.3 billion cubic feet equivalent (Bcfe), a 52% increase over year-end 2002 reserves of 750.1 Bcfe.  The reserves include 1,041.8 billion cubic feet (Bcf) of gas and 15.9 million barrels (Mmbls) of crude oil and natural gas liquids and are 70% proved developed.  In 2003, Tom Brown added 200.7 Bcfe of reserves from extensions, discoveries and revisions and 301.4 Bcfe from acquisitions.  The increases were offset by 96.3 Bcfe of production and 19.0 Bcfe in property sales.  Ryder Scott Company, independent petroleum consultants, reviewed the top value properties which make up over 80% of the reserve quantities on a net equivalent basis.

Reserve replacement from all-sources (drilling, revisions and acquisitions) for 2003 was 521% of production and 208% from drilling and revisions only.  In 2003 Tom Brown’s all-sources finding and development cost was $1.27 per thousand cubic feet equivalent (Mcfe) (capital cost incurred of $640.1 million divided by reserve additions of 502.1 Bcfe).  Tom Brown’s 2003 finding and development cost, excluding the impact of acquisitions which primarily relate to the Company’s purchase of Matador Petroleum Corporation, was $1.16 per Mcfe (exploration and development capital cost of $232.4 million divided by reserve additions of 200.7 Bcfe from extensions, discoveries and revisions).

The following table summarizes proved reserves, the present value of estimated future net cash flows (before future income taxes, discounted by 10 percent, “PV 10”) at December 31, 2003 and 2002, and the year-end wellhead gas and oil prices used in determining the present value of the reserves based on guidelines established by the Securities and Exchange Commission.

	12/31/03	12/31/02	Change
Prices
Natural gas ($/Mcf)	5.38	3.33	62%
NGLs ($/Bbl)	15.18	15.09	1%
Oil ($/Bbl)	31.05	29.00	7%

Reserves
Natural gas (Bcf)	1,041.8	674.0	55%
NGLs (Mmbls)	6.1	6.7	-9%
Oil (Mmbls)	9.8	6.0	63%
Total equivalent (Bcfe)	1,137.3	750.1	52%

PV 10 ($’s in millions)	2,221.1	883.4	151%

Capital costs incurred for oil and gas activities in 2003 totaled $640.1 million comprised of $171.9 million for development and facilities, $50.1 million for exploration (seismic and drilling), $10.4 million for land and $407.7 million for acquisitions.

2003 Exploration and Development Program

For the year ended December 31, 2003, the Company drilled or participated in a total of 205 gross wells in the U.S. and 19 in Canada.  Of the 205 wells in the U.S., as of December 31, 2003, 166 wells had been completed, 19 were in the process of being completed and 20 were abandoned.  Of the 19 wells in Canada, at December 31, 2003 thirteen had been completed, five were in the process of being completed and one was abandoned.  As of December 31, 2003, Tom Brown had 18 wells drilling in the U.S. and two in Canada.

Wind River Basin

For the twelve months ended December 31, 2003, the Company drilled 17 gross wells, of which 15 were successfully completed and two were waiting on completion or being evaluated.  Eleven of the successful wells were in the Frenchie Draw field.  The Company successfully completed the Lili 33-24 (TBI 79.1% working interest) with an initial production rate of 1.3 Mmcfepd.  Lili 33-24, a step out to the previously announced exploratory success at Blazing Saddles, was drilled to approximately 9,600 feet to evaluate various Fort Union intervals.  The Lili 33-24 and the Blazing Saddles 33-32 are part of the Company’s Fuller/Deadman Hill area.  In 2004 the Company has commenced an active development drilling program in this area targeting the Fort Union formation.

The  Company  produced  an  average  of 50.8 Mmcfepd net for the year ended December 31, 2003, from the Wind River Basin compared to 59.8 Mmcfepd net in 2002. This production decline was due to reduced drilling activity in the Basin.  There has been no drilling activity on the Wind River Indian Reservation since mid-year 2002 due to finalization of certain contractual issues with the Northern Arapahoe and Eastern Shoshone Indian tribes.

Greater Green River Basin

In the twelve months ended December 31, 2003, the Company drilled or participated in 16 gross wells in the Greater Green River Basin, of which 13 were successful.  The Company is drilling the West Slope 33-32 (TBI 50% working interest), which is a 13,000 foot Lewis formation exploratory test.  The Company produced an average of 23.8 Mmcfepd net for the year ended December 31, 2003 from the Greater Green River Basin compared to 22.0 Mmcfepd net in 2002.

Piceance Basin

For the year ended December 31, 2003, the Company drilled or participated in 36 gross wells and three were drilling at year-end.  Of the wells drilled in the Piceance 33 had been completed and three were waiting to be completed.  This drilling occurred principally in the Parachute, Grand Valley and White River Dome areas.  The Company’s 2003 drilling program in the Parachute/South Parachute area totaled 11 wells (TBI 70% average working interest), achieving a 100% success rate.  The wells from this drilling program had an average initial production rate of 1.35 Mmcfepd from the Williams Fork formation.  Due to an extensive field study and strong results this year in cost containment and completion efficiency, the Company has identified a significant inventory of future drilling locations.  The Company is currently running one rig in the South Parachute area with plans to increase to as many as three rigs during 2004.

The Company produced an average of 30.1 Mmcfepd net for the year ended December 31, 2003 from the Piceance Basin as compared to 32.9 Mmcfepd net in 2002.  The production decrease was a result of greatly reduced drilling activity in the fourth quarter of 2002 followed by no wells being drilled in the Piceance in the first quarter of 2003 due to winter seasonal restrictions.

Paradox Basin

Of the 15 gross wells drilled by the Company in the Paradox Basin in 2003, primarily in the Andy’s Mesa and Hamilton Creek fields, 13 were successful.  With the success of the Andy’s Mesa drilling program, the Company achieved record gross production levels of approximately 40 Mmcfepd from this field.  The Company produced an average of 53.2 Mmcfepd net for the year ended December 31, 2003 from the Paradox Basin, compared to 44.7 Mmcfepd net in 2002.

Southern Area (Permian, East Texas and South Texas)

For the year ended December 31, 2003, the Company drilled or participated in 121 gross wells in the Southern Area of which 93 had been completed, 13 were waiting to be completed and 15 were abandoned.  Of the 121 gross wells drilled 65 were in the East Texas Basin, 54 were in the Permian Basin and two were in South Texas.  The Company produced an average of 81.8 Mmcfepd net for the year ended December 31, 2003 from the Southern Area compared to 49.2 Mmcfepd in 2002.  The significant increase in production is a result of the contribution of production from the Matador acquisition beginning in the third quarter of 2003 and a successful drilling program.

At the Deep Valley Horizontal Devonian project area in the Permian Basin, the Company brought on the Horry Pitts 49-01H (TBI 50% working interest) at a rate of 15 Mmcfepd in

December and it is still producing above 12 Mmcfepd.  The Company is currently drilling two additional horizontal Devonian wells in the field.

In East Texas, the Company has had an active drilling program in the Bossier, drilling 60 wells in 2003 and achieving greater than a 97% success rate.  Tom Brown has had excellent drilling results in the fields acquired from Matador Petroleum with a significant amount of activity at the Bank Stop/Loper, Goode Ranch, Bald Prairie, and Nan-Su-Gail fields.  In the Company’s Mimms Creek field (TBI 57% working interest) the Company participated in 22 gross wells in 2003 and currently there are two rigs drilling in the field.  In East Texas Tom Brown currently has six operated and three non-operated rigs drilling.  Last month, the Company commenced drilling the Crossman #2 (TBI 86.25% working interest), a potentially high-impact wildcat, which is a 15,700 foot test targeting the expanded Cotton Valley section.

Canada

For the year ended December 31, 2003, the Company drilled or participated in 19 gross wells in Canada, of which 13 had been completed, five were waiting to be completed and one was abandoned.  The Company produced an average of 24.1 Mmcfepd net for the year ended December 31, 2003 as compared to 24.3 Mmcfepd in 2002.

Tom Brown, Inc. is a Denver, Colorado, based independent energy company engaged in the exploration for, and the acquisition, development, production and marketing of, natural gas, natural gas liquids and crude oil in North America.  The Company’s common stock is traded on the New York Stock Exchange under the symbol TBI.

This news release includes forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on certain assumptions and analyses made by the Company in light of its experience, on general economic and business conditions and expected future developments, many of which are beyond the control of the Company.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, environmental risks, operating risks, risks related to exploration and development, effective integration of acquired operations, the ability of the Company to meet its stated business goals and other risk factors as described in the Company’s 2002 Annual Report and Form 10-K as filed with the Securities and Exchange Commission.  As a result of those factors, the Company’s actual results may differ materially from those indicated in or implied by such forward-looking statements.

Contact: Tom Brown, Inc.
Mark Burford
Director of Investor Relations
(303) 260-5146

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